Investor Contacts:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

Allison Malkin / Anne Rakunas
ICR, Inc.
(203) 682-8225 / (310) 954-1113

Media Contact:
Amy Hughes
Express, Inc.
Corporate Communications & Events
(614) 474-4325

EXPRESS, INC. REPORTS SECOND QUARTER 2013 RESULTS;
INTRODUCES THIRD QUARTER OUTLOOK AND RAISES FULL YEAR GUIDANCE

•	Second quarter net sales rise 7%; comparable sales increase 6%

•	Second quarter diluted EPS increases 11% to $0.20

•	Full year guidance raised to reflect strong second quarter and positive third quarter outlook

Columbus, Ohio - August 28, 2013 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating over 620 stores, today announced its financial results for the second quarter and first six months of 2013. These results cover the thirteen and twenty-six week periods ended August 3, 2013 and compare to the thirteen and twenty-six week periods ended July 28, 2012.

Michael Weiss, Express, Inc.'s Chairman and Chief Executive Officer commented, "We delivered a very solid second quarter. Financial highlights include high single digit sales growth, comparable sales that represent a return to mid-single digit growth and earnings per share that came near the upper end of our guidance. These results were driven by improved execution of our Go-to-Market strategy and by our ability to react quickly as the competitive environment evolved.”
In terms of product offering, Mr. Weiss noted that, “Our customers are responding enthusiastically to our assortments, which are trend-right, differentiated and well-edited. We are seeing this reflected in improved conversion rates. As we move into the second half of the year, we are confident in our product and marketing strategies, and believe we are well positioned for the fall and holiday seasons.”
He went on to add that, “We made progress on each of our four growth pillars during the second quarter. At the same time, we took concrete steps to prepare for the launch of our outlet business in the second quarter of 2014, which represents another opportunity to drive significant top and bottom line growth.”

Second Quarter 2013 Operating Results:

•	Net sales increased 7% to $486.2 million from $454.9 million in the second quarter of 2012.

•
Comparable sales increased 6%, following a 1% comparable sales increase in last year's second quarter. This includes e-commerce sales, which increased 27% to $59.9 million. In last year's second quarter, e-commerce sales grew 24% to $47.2 million.

•
Gross margin declined to 31.4% of net sales compared to 32.2% in the second quarter of 2012. Merchandise margin was down 40 basis points driven by increased promotional activity late in the second quarter in response to the competitive environment. Buying and occupancy costs as a percentage of sales increased 40 basis points, driven primarily by the incremental non-cash rent expense associated with the New York City and San Francisco flagship stores.

•
Selling, general, and administrative (SG&A) expenses were $119.2 million versus $115.3 million in last year's second quarter. As a percentage of net sales, SG&A expenses improved 80 basis points to 24.5% compared to 25.3% in the same period last year. This improvement reflects continued discipline in managing these expenses.

•	Operating income was $33.4 million, or 6.9% of net sales, compared to $31.2 million, or 6.9% of net sales, in the second quarter of 2012.

•	The effective tax rate was 39.7% compared to 39.6% in last year's second quarter.

•	Net income was $16.9 million, or $0.20 per diluted share, compared to net income of $15.8 million, or $0.18 per diluted share, in the second quarter of 2012.

•	Real estate activity for the second quarter of 2013 is detailed in Schedule 4.

Twenty-Six Week Operating Results:

•	Net sales increased 5% to $994.7 million from $950.8 million in the prior year period.

•
Comparable sales increased 3%, following a 2% comparable sales increase in the prior year period. This includes e-commerce sales, which increased 37% to $130.6 million. In the prior year period, e-commerce sales grew 26% to $95.1 million.

•
Gross margin declined to 32.5% of net sales compared to 35.3% in the prior year period. Merchandise margin declined 150 basis points and buying and occupancy costs as a percentage of sales increased 130 basis points.

•
SG&A expenses were $231.8 million versus $229.5 million in the prior year period. As a percentage of net sales, SG&A expenses improved 80 basis points to 23.3% compared to 24.1% in the same period last year.

•	Operating income was $92.1 million, or 9.3% of net sales, compared to $105.8 million, or 11.1% of net sales, in the prior year period.

•	The effective tax rate declined to 39.6% compared to 39.8% in the prior year period.

•	Net income was $49.3 million, or $0.58 per diluted share, compared to net income of $57.9 million, or $0.65 per diluted share, in the prior year period.

•	Capital expenditures totaled $45.5 million, compared to $45.7 million in the prior year period.

Second Quarter 2013 Balance Sheet:

•	Cash and cash equivalents totaled $234.3 million versus $130.2 million at the end of the second quarter of 2012.

•
As expected, inventory rose to $241.9 million, an increase of 13.4%, compared to $213.3 million at the end of the second quarter of 2012. The calendar shift due to last year's 53rd week accounted for approximately 4% of the increase. Inventory per square foot increased 8.8% compared to the same period in 2012.

•	Long-term debt was relatively unchanged at $199.0 million, with no borrowings outstanding under the Revolving Credit Facility.

•
During the quarter the Company purchased approximately 0.6 million shares of its common stock at an aggregate cost of $13.9 million, to end the second quarter with approximately $21.1 million of its $100 million repurchase authorization still outstanding. Repurchases of an additional 1.0 million shares during the third quarter have completed the repurchase program.

2013 Guidance:
The table below compares the Company's projected results for the thirteen week period ended November 2, 2013 to the actual results for the thirteen week period ended October 27, 2012.

	Third Quarter 2013 Guidance	Third Quarter 2012 Actual Results
Comparable Sales	+Mid Single Digits	(5)%
Effective Tax Rate	Approximately 40%	41.4%
Interest Expense	$4.8 million	$4.8 million
Net Income	$18 - $22 million	$17.4 million
Diluted EPS	$0.21 - $0.26	$0.20
Weighted Average Diluted Shares Outstanding	85.1 million	86.2 million
See Schedule 4 for projected real estate activity.

The table below compares the Company's projected results for the fifty-two week period ended February 1, 2014 to the actual results for the fifty-three week period ended February 2, 2013.

	Updated Full Year 2013 Guidance	Full Year 2012 Actual Results
Comparable Sales	+Low to mid single digits (1)	Flat
Effective Tax Rate	39.3% - 39.8%	40%
Interest Expense	$19.4 million	$19.6 million
Net Income	$130 - $137 million	$139.3 million (2)
Diluted EPS	$1.52 - $1.60	$1.60 (3)
Weighted Average Diluted Shares Outstanding	85.4 million	87.2 million
Capital Expenditures	$110 - $115 million	$99.7 million
(1) Compares the 52-week period ended February 1, 2014 to the 52-week period ended February 2, 2013.
(2) Includes approximately $3.0 million related to the 53rd week.
(3)  Includes approximately $0.04 related to the 53rd week.

See Schedule 4 for projected real estate activity.

Consistent with previous years, the quarterly and full year guidance excludes any non-core operating items that may occur.

Conference Call Information:
A conference call to discuss second quarter results is scheduled for Wednesday August 28, 2013, at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available from 12:00 p.m. ET on August 28, 2013 until 11:59 p.m. ET on September 4, 2013 and can be accessed by dialing (877) 870-5176 and entering replay pin number 418777.

About Express:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates over 620 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, in Canada, and in Puerto Rico. Express merchandise is also available at franchise stores in the Middle East and Latin America. The Company also markets and sells its products through the Company's e-commerce website, www.express.com.

Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance for the third quarter and full year 2013, including statements regarding expected comparable sales, effective tax rates, interest expense, net income and earnings per diluted share, (2) statements regarding expected store openings, store closures, and gross square footage, and (3) statements regarding growth strategies and plans. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) changes in customer traffic at malls and shopping centers; (6) our dependence upon independent third parties to manufacture all of our merchandise; (7) changes in the cost of raw materials, labor, and freight; (8) supply chain disruption; (9) our growth strategy, including our international expansion plan; (10) our dependence on a strong brand image; (11) our dependence upon key executive management; (12) our reliance on third parties to provide us with certain key services for our business; and (13) our substantial indebtedness and lease obligations. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	August 3, 2013	February 2, 2013	July 28, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$234,250	$256,297	$130,174
Receivables, net	13,510	11,024	13,825
Inventories	241,933	215,082	213,275
Prepaid minimum rent	26,030	25,166	23,543
Other	32,172	8,293	24,978
Total current assets	547,895	515,862	405,795

PROPERTY AND EQUIPMENT	686,777	625,344	569,534
Less: accumulated depreciation	(364,576)	(346,975)	(317,829)
Property and equipment, net	322,201	278,369	251,705

TRADENAME/DOMAIN NAME	197,787	197,719	197,694
DEFERRED TAX ASSETS	16,808	16,808	12,650
OTHER ASSETS	9,100	10,441	11,970
Total assets	$1,093,791	$1,019,199	$879,814

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$197,050	$176,125	$163,325
Deferred revenue	19,459	27,851	19,188
Accrued bonus	893	336	4,118
Accrued expenses	84,197	108,464	89,239
Accounts payable and accrued expenses – related parties	—	—	—
Total current liabilities	301,599	312,776	275,870

LONG-TERM DEBT	199,003	198,843	198,685
OTHER LONG-TERM LIABILITIES	174,928	136,418	107,960
Total liabilities	675,530	648,037	582,515

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	418,261	371,162	297,299
Total liabilities and stockholders’ equity	$1,093,791	$1,019,199	$879,814

Note: Certain prior period amounts have been reclassified or adjusted to conform to current year presentation.

Schedule 2
Express, Inc.
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
NET SALES	$486,158	$454,879	$994,682	$950,831
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	333,611	308,358	671,358	615,543
Gross profit	152,547	146,521	323,324	335,288
OPERATING EXPENSES:
Selling, general, and administrative expenses	119,176	115,307	231,799	229,502
Other operating (income) expense, net	(44)	18	(584)	33
Total operating expenses	119,132	115,325	231,215	229,535

OPERATING INCOME	33,415	31,196	92,109	105,753

INTEREST EXPENSE, NET	4,776	4,773	9,581	9,555
OTHER EXPENSE, NET	576	220	805	12
INCOME BEFORE INCOME TAXES	28,063	26,203	81,723	96,186
INCOME TAX EXPENSE	11,154	10,374	32,377	38,284
NET INCOME	$16,909	$15,829	$49,346	$57,902

OTHER COMPREHENSIVE INCOME:
Foreign currency translation	146	81	216	3
COMPREHENSIVE INCOME	$17,055	$15,910	$49,562	$57,905

EARNINGS PER SHARE:
Basic	$0.20	$0.18	$0.58	$0.66
Diluted	$0.20	$0.18	$0.58	$0.65

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	85,001	87,640	85,048	88,243
Diluted	85,572	87,979	85,531	88,645

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twenty-Six Weeks Ended
	August 3, 2013	July 28, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$49,346	$57,902
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,754	33,937
Loss on disposal of property and equipment	286	35
Excess tax benefit from share-based compensation	(64)	(277)
Share-based compensation	10,837	8,856
Deferred taxes	—	(188)
Changes in operating assets and liabilities:
Receivables, net	(2,408)	(4,802)
Inventories	(27,103)	(204)
Accounts payable, deferred revenue, and accrued expenses	(20,533)	(25,982)
Other assets and liabilities	(8,582)	5,005
Net cash provided by operating activities	36,533	74,282

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(45,538)	(45,661)
Purchase of intangible assets	(69)	(185)
Net cash used in investing activities	(45,607)	(45,846)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligation	(29)	(27)
Excess tax benefit from share-based compensation	64	277
Proceeds from share-based compensation	2,828	623
Repurchase of common stock	(15,756)	(51,497)
Net cash used in financing activities	(12,893)	(50,624)

EFFECT OF EXCHANGE RATE ON CASH	(80)	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(22,047)	(22,188)
CASH AND CASH EQUIVALENTS, Beginning of period	256,297	152,362
CASH AND CASH EQUIVALENTS, End of period	$234,250	$130,174

Note: Certain prior period amounts have been reclassified or adjusted to conform to current year presentation.

Schedule 4
Express, Inc.
Real Estate Activity
(Unaudited)

Second Quarter 2013 - Actual			August 3, 2013 - Actual
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
United States	2	1	609
Canada	—	—	12
Total	2	1	621	5.4 million

Third Quarter 2013 - Projected			November 2, 2013 - Projected
Company-Operated Stores	Open	Close	Store Count	Gross Square Footage
United States	5	—	614
Canada	2	—	14
Total	7	—	628	5.5 million

Full Year 2013 - Projected			February 1, 2014 - Projected
Company-Operated Stores	Open	Close	Store Count	Gross Square Footage
United States	12	9	617
Canada	4	—	15
Total	16	9	632	5.5 million